Exhibit 99.1

Paramount Announces Third Quarter 2025 Results

– Leases over 1,236,000 square feet through September –

NEW YORK – October 29, 2025 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 today and reported results for the third quarter.

Proposed Merger

On September 17, 2025, the Company entered into an agreement to be acquired by Rithm Capital Corp. (“Rithm”) for a total cash consideration of approximately $1.6 billion. Under the terms of the agreement, which has been approved by the Boards of Directors of both companies, Rithm will acquire all of the outstanding shares of the Company’s common stock for $6.60 per fully diluted share. The transaction, which is subject to customary closing conditions, including the approval of the Company’s common stockholders, is expected to close in the fourth quarter of 2025. The Company can provide no assurances regarding whether the merger will close when expected, or at all.

Third Quarter Highlights:

Results of Operations:

•
Reported net loss attributable to common stockholders of $28.9 million, or $0.13 per share, for the third quarter of 2025, compared to $9.7 million, or $0.04 per share, for the third quarter of 2024. Net loss attributable to common stockholders for the third quarter of 2025 includes $9.0 million, or $0.04 per share, of transaction related costs relating to the proposed merger.
•
Reported Core Funds from Operations (“Core FFO”) attributable to common stockholders of $31.5 million, or $0.14 per share, for the third quarter of 2025, compared to $40.5 million, or $0.19 per share, for the third quarter of 2024.
•
Reported a 8.0% decrease in Same Store Cash Net Operating Income (“NOI”) and a 12.0% decrease in Same Store NOI in the third quarter of 2025, compared to the same period in the prior year.
•
Leased 547,812 square feet, of which the Company’s share was 481,246 square feet that was leased at a weighted average initial rent of $82.45 per square foot. Of the 547,812 square feet leased, 130,756 square feet represented the Company’s share of second generation space(1), for which mark-to-markets were 13.9% on a GAAP basis and 6.4% on a cash basis.

Capital Markets Activity:

•
On August 5, 2025, the Company completed a $900.0 million refinancing of 1301 Avenue of the Americas. The new five-year interest-only loan has a fixed rate of 6.39% and matures in August 2030. The proceeds from the refinancing were used to repay the existing $860.0 million loan that bore interest at SOFR plus 277 basis points and was scheduled to mature in August 2026. The Company retained proceeds of approximately $26.0 million after the repayment of the existing loan and closing costs.

(1)
Second generation space represents space leased in the current period (i) that has been vacant for less than twelve months, or (ii) that has been leased ahead of its originally scheduled expiration.

Financial Results

Quarter Ended September 30, 2025

Net loss attributable to common stockholders was $28.9 million, or $0.13 per share, for the third quarter of 2025, compared to $9.7 million, or $0.04 per share, for the third quarter of 2024. Net loss attributable to common stockholders for the third quarter of 2025 includes $9.0 million, or $0.04 per share, of transaction related costs relating to the proposed merger.

Funds from Operations (“FFO”) attributable to common stockholders was $17.1 million, or $0.08 per share, for the third quarter of 2025, compared to $40.1 million, or $0.18 per share, for the third quarter of 2024. FFO attributable to common stockholders for the third quarter of 2025 includes $9.0 million, or $0.04 per share, of transaction related costs relating to the proposed merger. FFO attributable to common stockholders for the third quarters of 2025 and 2024 also includes the impact of other non-core items, which are listed in the table on page 9. The aggregate of the non-core items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the third quarter of 2025 and 2024 by $14.4 million and $0.4 million, respectively, or $0.06 and $0.01 per share, respectively.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 9, was $31.5 million, or $0.14 per share, for the third quarter of 2025, compared to $40.5 million, or $0.19 per share, for the third quarter of 2024.

Nine Months Ended September 30, 2025

Net loss attributable to common stockholders was $58.8 million, or $0.27 per share, for the nine months ended September 30, 2025, compared to $7.6 million, or $0.04 per share, for the nine months ended September 30, 2024. Net loss attributable to common stockholders for the nine months ended September 30, 2025 includes (i) $9.6 million, or $0.04 per share, of transaction related costs relating to the proposed merger, and (ii) $7.5 million, or $0.03 per share, of expense relating to acceleration of equity awards and severance payments. Net loss attributable to common stockholders for the nine months ended September 30, 2024 includes a $14.1 million, or $0.07 per share, non-cash gain on extinguishment of a tax liability related to the Company’s initial public offering.

FFO attributable to common stockholders was $81.0 million, or $0.37 per share, for the nine months ended September 30, 2025, compared to $142.6 million, or $0.66 per share, for the nine months ended September 30, 2024. FFO attributable to common stockholders for the nine months ended September 30, 2025 includes (i) $9.6 million, or $0.04 per share, of transaction related costs relating to the proposed merger, and (ii) $7.5 million, or $0.03 per share, of expense relating to acceleration of equity awards and severance payments. FFO attributable to common stockholders for the nine months ended September 30, 2024 includes a $14.1 million, or $0.07 per share, non-cash gain on extinguishment of a tax liability related to the Company’s initial public offering. FFO attributable to common stockholders for the nine months ended September 30, 2025 and 2024 also includes the impact of other non-core items, which are listed in the table on page 9. The aggregate of the non-core items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the nine months ended September 30, 2025 by $25.3 million, or $0.11 per share, and increased FFO attributable to common stockholders for the nine months ended September 30, 2024 by $10.7 million, or $0.05 per share.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 9, was $106.3 million, or $0.48 per share, for the nine months ended September 30, 2025, compared to $131.9 million, or $0.61 per share, for the nine months ended September 30, 2024.

Portfolio Operations

Quarter Ended September 30, 2025

Same Store Cash NOI decreased by $6.5 million, or 8.0%, to $74.9 million for the third quarter of 2025 from $81.4 million for the third quarter of 2024. Same Store NOI decreased by $10.5 million, or 12.0%, to $76.9 million for the third quarter of 2025 from $87.4 million for the third quarter of 2024.

During the third quarter of 2025, the Company leased 547,812 square feet, of which the Company’s share was 481,246 square feet that was leased at a weighted average initial rent of $82.45 per square foot. This leasing activity, partially offset by lease expirations in the quarter, increased same store leased occupancy by 430 basis points to 89.7% at September 30, 2025 from 85.4% at June 30, 2025.

Of the 547,812 square feet leased in the third quarter, 130,756 square feet represented the Company’s share of second generation space for which mark-to-markets were 13.9% on a GAAP basis and 6.4% on a cash basis. The weighted average lease term for leases signed during the third quarter was 13.2 years and weighted average tenant improvements and leasing commissions on these leases were $13.13 per square foot per annum, or 15.9% of initial rent.

Nine Months Ended September 30, 2025

Same Store Cash NOI decreased by $9.7 million, or 3.8%, to $243.6 million for the nine months ended September 30, 2025 from $253.3 million for the nine months ended September 30, 2024. Same Store NOI decreased by $19.5 million, or 7.3%, to $248.5 million for the nine months ended September 30, 2025 from $268.0 million for the nine months ended September 30, 2024.

During the nine months ended September 30, 2025, the Company leased 1,236,396 square feet, of which the Company’s share was 923,314 square feet that was leased at a weighted average initial rent of $83.87 per square foot. This leasing activity, partially offset by lease expirations in the nine months, including the scheduled expiration of Google’s lease in April 2025 at One Market Plaza in the Company’s San Francisco portfolio, increased same store leased occupancy by 490 basis points to 89.7% at September 30, 2025 from 84.8% at December 31, 2024.

Of the 1,236,396 square feet leased in the nine months, 417,702 square feet represented the Company’s share of second generation space for which mark-to-markets were 6.6% on a GAAP basis and negative 1.4% on a cash basis. The weighted average lease term for leases signed during the nine months was 13.1 years and weighted average tenant improvements and leasing commissions on these leases were $13.93 per square foot per annum, or 16.6% of initial rent.

Guidance

In light of the pending merger transaction with Rithm, the Company will not be hosting a conference call to discuss the third quarter results or providing an update to previously issued guidance.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the risks associated with our ability to obtain the stockholder approval required to consummate the proposed transaction with Rithm and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction would not occur; the outcome of any legal proceedings that may be instituted against the parties and others related to the proposed transaction; the risk that stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; unanticipated difficulties or expenditures relating to the proposed transaction, including the impact of the transaction on the Company’s business, the response of business partners and competitors to the announcement of the proposed transaction, potential difficulties with our ability to retain and hire key personnel and maintain relationships with tenants and other third parties as a result of the proposed transaction, and/or other potential difficulties in employee retention as a result of the announcement and pendency of the transaction; the ability to enter into new leases or renew leases on favorable terms; dependence on tenants’ financial condition; the risk we may lose a major tenant or that a major tenant may be adversely impacted by market and economic conditions, including tariffs, geopolitical tensions and elevated inflation and interest rates; trends in the office real estate industry including telecommuting, flexible work schedules, open workplaces and teleconferencing; the uncertainties of real estate development, acquisition and disposition activity; the ability to effectively integrate acquisitions; fluctuations in interest rates and the costs and availability of financing; the ability of our joint venture partners to satisfy their obligations; the effects of local, national and international economic and market conditions and the impact of tariffs, geopolitical tensions and elevated inflation and interest rates on such market conditions; the effects of acquisitions, dispositions and possible impairment charges on our operating results; the negative impact of any future pandemic, endemic or outbreak of infectious disease on the U.S., regional and global economies and our tenants’ financial condition and results of operations; regulatory changes, including changes to tax laws and regulations; and other risks and uncertainties detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements are made only as of the date of this press release. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as net income or loss, calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), adjusted to exclude depreciation and amortization from real estate assets, impairment losses on certain real estate assets and gains or losses from the sale of certain real estate assets or from change in control of certain real estate assets, including our share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items that we believe enhance the comparability of our FFO across periods. Core FFO, when applicable, excludes the impact of certain items, including, transaction related costs, realized and unrealized gains or losses on real estate related fund investments, unrealized gains or losses on interest rate swaps, severance costs, gains or losses on early extinguishment of debt and other non-core adjustments, in order to reflect the Core FFO of our real estate portfolio and operations. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

NOI is used to measure the operating performance of our properties. NOI consists of rental revenue (which includes property rentals, tenant reimbursements and lease termination income) and certain other property-related revenue less operating expenses (which include property-related expenses such as cleaning, security, repairs and maintenance, utilities, property administration and real estate taxes). We also use Cash NOI which deducts from NOI, straight-line rent adjustments and the amortization of above and below-market leases, including our share of such adjustments of unconsolidated joint ventures. We present PGRE’s share of NOI and Cash NOI which represents our share of NOI and Cash NOI of consolidated and unconsolidated joint ventures, based on our percentage ownership in the underlying assets. We use NOI and Cash NOI internally as performance measures and believe they provide useful information to investors regarding our financial condition and results of operations because they reflect only those income and expense items that are incurred at the property level.

Same Store NOI is used to measure the operating performance of properties in our New York and San Francisco portfolios that were owned by the Company in a similar manner during both the current period and prior reporting periods and represents Same Store NOI from consolidated and unconsolidated joint ventures based on our percentage ownership in the underlying assets. Same Store NOI also excludes lease termination income, impairment of receivables arising from operating leases and certain other items that may vary from period to period. We also present Same Store Cash NOI, which excludes the effect of non-cash items such as the straight-line rent adjustments and the amortization of above and below-market leases.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended September 30, 2025, which is available on our website.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Ermelinda Berberi Executive Vice President, Chief Financial Officer and Treasurer 212-237-3113 ir@pgre.com	Tom Hennessy Vice President, Investor Relations and Business Development 212-237-3138 ir@pgre.com

Media:

212-492-2285

pr@pgre.com

Additional Information and Where to Find It:

The proposed transaction is expected to be submitted to the Company’s stockholders for their consideration and approval at a special meeting. In connection with the proposed transaction, Paramount has filed with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. This document is not a substitute for the proxy statement or any other document which the Company may file with the SEC. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and any other documents filed by the Company with the SEC (when available) may be obtained free of charge at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://www.pgre.com or by contacting the Company’s Investor Relations by email at ir@pgre.com.

Participants in the Solicitation:

The Company and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s securities is set forth in Paramount’s proxy statement on Schedule 14A for its 2025 annual meeting of stockholders, filed with the SEC on April 3, 2025, and subsequent documents filed with the SEC.

Additional information regarding the identity of participants in the solicitation of proxies, and a description of their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction when they become available.

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

Assets:	September 30, 2025	December 31, 2024
Real estate, at cost:
Land	$1,966,237	$1,966,237
Buildings and improvements	6,384,243	6,325,097
	8,350,480	8,291,334
Accumulated depreciation and amortization	(1,737,783)	(1,639,529)
Real estate, net	6,612,697	6,651,805
Cash and cash equivalents	330,207	375,056
Restricted cash	324,150	180,391
Accounts and other receivables	26,582	18,229
Investments in unconsolidated real estate related funds	4,416	4,649
Investments in unconsolidated joint ventures	81,509	85,952
Deferred rent receivable	352,906	356,425
Deferred charges, net	126,587	100,684
Intangible assets, net	41,093	50,492
Other assets	74,348	47,820
Total assets	$7,974,495	$7,871,503

Liabilities:
Notes and mortgages payable, net	$3,711,504	$3,676,630
Accounts payable and accrued expenses	138,689	119,881
Intangible liabilities, net	16,541	20,870
Other liabilities	31,473	44,625
Total liabilities	3,898,207	3,862,006
Equity:
Paramount Group, Inc. equity	3,023,937	3,141,277
Noncontrolling interests in:
Consolidated joint ventures	744,813	495,340
Consolidated real estate related funds	85,431	82,875
Operating Partnership	222,107	290,005
Total equity	4,076,288	4,009,497
Total liabilities and equity	$7,974,495	$7,871,503

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues:
Rental revenue	$164,687	$184,235	$511,741	$543,636
Fee and other income	8,272	10,664	25,282	27,548
Total revenues	172,959	194,899	537,023	571,184
Expenses:
Operating	79,392	80,316	232,326	226,248
Depreciation and amortization	57,766	60,071	176,707	182,920
General and administrative	16,340	16,672	58,112	49,938
Transaction related costs	9,981	242	10,840	843
Total expenses	163,479	157,301	477,985	459,949
Other income (expense):
Loss from real estate related fund investments	(18)	(22)	(67)	(92)
Income (loss) from unconsolidated real estate related funds	71	109	(79)	199
Income (loss) from unconsolidated joint ventures	661	(981)	2,620	(3,098)
Interest and other income, net	3,112	3,517	10,953	26,830
Interest and debt expense	(44,419)	(43,805)	(129,903)	(124,078)
(Loss) income before income taxes	(31,113)	(3,584)	(57,438)	10,996
Income tax benefit (expense)	831	(619)	1,430	(1,328)
Net (loss) income	(30,282)	(4,203)	(56,008)	9,668
Less net (income) loss attributable to noncontrolling interests in:
Consolidated joint ventures	(279)	(6,959)	(5,095)	(18,434)
Consolidated real estate related funds	(688)	581	(2,556)	408
Operating Partnership	2,302	893	4,901	716
Net loss attributable to common stockholders	$(28,947)	$(9,688)	$(58,758)	$(7,642)

Loss per Common Share:
Basic	$(0.13)	$(0.04)	$(0.27)	$(0.04)
Diluted	$(0.13)	$(0.04)	$(0.27)	$(0.04)

Weighted average common shares outstanding:
Basic	220,512,867	217,314,706	219,254,194	217,208,809
Diluted	220,512,867	217,314,706	219,254,194	217,208,809

Paramount Group, Inc.

Reconciliation of Net (Loss) Income to FFO and Core FFO

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Reconciliation of net (loss) income to FFO and Core FFO:
Net (loss) income	$(30,282)	$(4,203)	$(56,008)	$9,668
Real estate depreciation and amortization (including our share of unconsolidated joint ventures)	60,796	63,487	185,811	192,946
Amounts attributable to noncontrolling interests in consolidated joint ventures and real estate related funds	(12,041)	(15,511)	(41,822)	(46,981)
FFO attributable to the Operating Partnership	18,473	43,773	87,981	155,633
Amounts attributable to noncontrolling interests in the Operating Partnership	(1,361)	(3,695)	(6,999)	(13,079)
FFO attributable to common stockholders	$17,112	$40,078	$80,982	$142,554
Per diluted share	$0.08	$0.18	$0.37	$0.66

FFO attributable to the Operating Partnership	$18,473	$43,773	$87,981	$155,633
Adjustments for non-core items:
Transaction related costs	9,981	242	10,840	843
Write-off of deferred financing costs	2,257	-	4,008	-
Severance costs	-	-	8,188	-
Non-cash gain on extinguishment of IPO related tax liability	-	-	-	(15,437)
Other, net	3,304	244	4,396	2,959
Core FFO attributable to the Operating Partnership	34,015	44,259	115,413	143,998
Amounts attributable to noncontrolling interests in the Operating Partnership	(2,506)	(3,736)	(9,086)	(12,109)
Core FFO attributable to common stockholders	$31,509	$40,523	$106,327	$131,889
Per diluted share	$0.14	$0.19	$0.48	$0.61

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	220,512,867	217,314,706	219,254,194	217,208,809
Effect of dilutive securities	41,597	14,505	34,657	36,985
Denominator for FFO and Core FFO per diluted share	220,554,464	217,329,211	219,288,851	217,245,794

Paramount Group, Inc.

Reconciliation of Net (Loss) Income to Same Store NOI and Same Store Cash NOI

(Unaudited and in thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Reconciliation of net (loss) income to Same Store NOI and Same Store Cash NOI:
Net (loss) income	$(30,282)	$(4,203)	$(56,008)	$9,668
Adjustments to arrive at NOI:
Fee income	(4,124)	(6,776)	(13,369)	(17,328)
Depreciation and amortization	57,766	60,071	176,707	182,920
General and administrative	16,340	16,672	58,112	49,938
Transaction related costs	9,981	242	10,840	843
(Income) loss from unconsolidated joint ventures	(661)	981	(2,620)	3,098
NOI from unconsolidated joint ventures (excluding One Steuart Lane)	4,743	5,384	14,706	16,611
Interest and other income, net	(3,112)	(3,517)	(10,953)	(26,830)
Interest and debt expense	44,419	43,805	129,903	124,078
Income tax (benefit) expense	(831)	619	(1,430)	1,328
Other, net	(53)	(87)	146	(107)
Amounts attributable to noncontrolling interests in consolidated joint ventures	(18,686)	(23,723)	(61,385)	(70,532)
PGRE's share of NOI	75,500	89,468	244,649	273,687
Non-same store adjustments:
Dispositions (1)	-	(3,342)	-	(7,516)
Other, net (including lease termination income)	1,351	1,231	3,807	1,861
PGRE's share of Same Store NOI	$76,851	$87,357	$248,456	$268,032

PGRE's share of NOI	$75,500	$89,468	$244,649	$273,687
Adjustments to arrive at Cash NOI:
Straight-line rent (including our share of unconsolidated joint ventures)	(1,065)	(2,191)	4,072	(6,694)
Amortization of above and below-market leases, net (including our share of unconsolidated joint ventures)	(1,245)	(1,697)	(4,275)	(5,304)
Amounts attributable to noncontrolling interests in consolidated joint ventures	314	(1,470)	(4,589)	(2,059)
PGRE's share of Cash NOI	73,504	84,110	239,857	259,630
Non-same store adjustments:
Dispositions (1)	-	(3,817)	-	(8,154)
Other, net (including lease termination income)	1,387	1,125	3,771	1,826
PGRE's share of Same Store Cash NOI	$74,891	$81,418	$243,628	$253,302

(1)
Represents an adjustment to prior period’s NOI and Cash NOI to account for the 45.0% sale of 900 Third Avenue in January 2025 and the 25.0% sale of One Front Street in May 2025.